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   CTB International Corp. and Subsidiaries                     EXHIBIT 11
  Pro Forma Net Income Per Common Share
Three Months Ended June 30, 1997 and 1996
  (In thousands, except per share amounts)

                                                                        Three Months Ended              Six Months Ended
                                                                      ------------------------      ------------------------
                                                                        June 30,    June 30,          June 30,     June 30,
                                                                         1996        1997              1996         1997
                                                                      ----------- ------------      ----------- ------------
Net income                                                                $2,683      $4,649          $ 3,039       $ 5,567
                                                                      =========== ============        =======       =======


Pro forma common equivalent shares (1)                                     7,277       7,277            7,277         7,277
    Convertible preferred shares                                           1,832       1,832            1,832         1,832
    Stock options                                                            414         414              414           414
                                                                      ------------ -----------        -------       -------

    Total pro forma average common and common
      equivalent shares outstanding                                        9,523       9,523            9,523         9,523
                                                                      =========== ============        =======       =======
Pro forma net income per common and common equivalent share (1)           $ 0.28      $ 0.49          $  0.32       $  0.58
                                                                      =========== ============        =======       =======

(1) Pro forma net income per common and common equivalent share is calculated by dividing net income by the pro forma weighted average common and common equivalent shares outstanding, after giving effect to the following transactions as if they had been completed on January 1, 1996:
    (i) the Stock Split, (ii) the Preferred Stock Exchange, (iii) the Preferred Stock Redemption and (iv) solely to the extent the proceeds will be used for the Preferred Stock Redemption, the Offering.